Exhibit 10.1

TRUE RELIGION APPAREL, INC.

EXECUTIVE CASH INCENTIVE BONUS PLAN

1.	PURPOSE.

The purpose of True Religion Apparel, Inc. Executive Cash Incentive Bonus Plan is to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing incentive compensation that qualifies as “performance based compensation” within the meaning of Section 162(m) of the Code.

2.	DEFINITIONS.

Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of , and shall be determined in accordance with, United States generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business. The following terms, as used herein, shall have the following meanings:

(a)       “ Administrator” shall mean the Board or a committee thereof to which the Board has delegated authority to administer the Plan in accordance with Section 3.

(b)        “Award” shall mean an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of specific Performance Targets during the Performance Period with respect to a preestablished Performance Factor.

(c)	“Board” shall mean the Board of Directors of the Company.
(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)        “Company” shall mean, collectively, True Religion Apparel, Inc. and its subsidiaries and their respective successors.

(f)         “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(g)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)         “Executive Officer” shall mean an officer of the Company who is an “executive officer” within the meaning of Rule 3b-7 promulgated under the Exchange Act.

(i)          “Participant” shall mean an officer or employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

(j)          “Performance Factors” shall mean the criteria and objectives, determined by the Administrator, used to measure the Performance Targets which must be met during the applicable Performance

Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following: revenue; net sales; operating income; earnings before all or any of interest expense, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); net cash provided by operating activities or other cash flow measurements; working capital and components thereof; return on equity or average stockholders’ equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, or any combination thereof. With respect to Participants who are not Executive Officers, Performance Factors may also include such objective or subjective performance goals as the Administrator may, from time to time, establish. Subject to Section 5(b) and Section 6(b) hereof, the Administrator shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved.

(k)         “Performance Period” shall mean the Company’s fiscal year or such other period as may be specified by the Administrator.

(l)          “Performance Target” shall mean the specific performance goals applicable to any Performance Factor specified by the Administrator that are established to determine the amount payable to a Participant as a condition of the Participant’s receipt of payment with respect to an Award. Such performance goals may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable company or an index covering multiple companies, or otherwise as the Administrator may determine.

(m)        “Plan” shall mean True Religion Apparel, Inc. Executive Cash Incentive Bonus Plan.

(n)         “Publicly Held Corporation” shall mean a corporation issuing any class of equity securities required to be registered under Section 12 of the Exchange Act and shall have the meaning set forth in Section 162(m)(2) of the Code.

3.	ADMINISTRATION.

The Plan shall be administered by the Administrator. The Administrator shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors and Performance Targets, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to make adjustments in the Performance Targets in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

           During any period that the Company is a Publicly Held Corporation, the Board shall delegate its authority to administer the Plan to a compensation committee. If the Board delegates its responsibility with respect to the administration of the Plan to a compensation committee thereof, the Administrator shall consist of two or more persons each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Administrator shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

The Administrator and any members thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Administrator, any members of the compensation committee and any officer or employee of the Company acting at the direction or on behalf of the Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	ELIGIBILITY.

Awards may be granted to Participants in the sole discretion of the Administrator. In determining the persons to whom Awards shall be granted, the Performance Factors and Performance Targets relating to each Award, the Administrator shall take into account such factors as the Administrator shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	TERMS OF AWARDS.

            Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Administrator shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a)        In General. The Administrator shall specify with respect to a Performance Period the Performance Factors and the Performance Targets applicable to each Award. Performance Targets may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid as well as a maximum level of performance above which no additional Award will be paid.

(b)        Time and Form of Payment. Unless otherwise determined by the Administrator, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period, but in the case of Awards designed not to be deferred compensation within the meaning of Section 409A of the Code, not later than the latest date at which such Awards will still qualify for the exemption from Section 409A applicable to short-term deferrals. In the case of Participants who are Covered Employees, unless otherwise determined by the Administrator, such payments shall be made only in accordance with the requirements of Section 6 after achievement of the Performance Targets has been certified by the Administrator.

6.	AWARDS TO COVERED EMPLOYEES.

(a)        Additional Conditions. If the Administrator determines at the time an Award is established for a Participant that the Company is a Publicly Held Corporation and such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Administrator shall provide that this Section 6 is applicable to such Award under such terms as the Administrator shall determine.

(b)        Establishment of Performance Criteria and Performance Targets. If an Award is subject to this Section 6, then the payment of cash pursuant thereto shall be subject to the Company achieving the applicable Performance Target for the applicable Performance Year set by the Administrator within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre-established.” Performance Factors and Performance Targets will be considered pre-established if they are adopted by the Administrator not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the time when 25 percent of the Performance Period has elapsed.

(c)        Discretionary Adjustments. The Administrator may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan, including to reduce the amount of such an Award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the Performance Factors. Notwithstanding any contrary provision of this Plan, the Administrator may not adjust upwards the amount payable pursuant to any Award subject to this Section 6, nor may it waive the achievement of the Performance Target requirement contained in Section 6(b), except in the case of the death or disability of the Participant or a change in control of the Company.

(d)        Certification. Prior to the payment of any Award subject to this Section 6, the Administrator shall certify in writing that the Performance Target requirement applicable to such Award was met.

(e)        Additional Restrictions. The Administrator shall have the power to impose such other restrictions on Awards subject to this Section 6 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

(f)         Maximum Individual Bonus. Notwithstanding any other provision hereof, no Covered Employee shall receive a payment attributable to an Award under the Plan for any one year in excess of $8 million dollars at the time the Award is established. The foregoing limit shall be subject to adjustments consistent with Section 6(g) in the event of acceleration or deferral.

(g)        Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Administrator’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and compliance with Section 162(m), the Administrator shall have the authority to accelerate an Award that is designed not to be deferred compensation within the meaning of Section 409A of the Code (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for an Award (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Administrator deems appropriate. In the case of any acceleration of an Award after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)). In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Administrator shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a change in control of the Company, or, after the attainment of the applicable Performance Target(s) upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Administrator, and subject to such provision not causing the Award or the Plan to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

7.	GENERAL PROVISIONS.

(a)        Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)        Stockholder Approval. No Award shall be paid under this Plan prior to the date that stockholders of the Company receive disclosure of and approve the material terms of the Performance Factors under the Plan. As and to the extent provided under Section 162(m) of the Code, the material terms of the Performance Factors under the Plan must be disclosed to and reapproved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Performance Factors under the Plan.

(c)        Nontransferability. Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be payable to the Participant’s designated beneficiary or, if no beneficiary has been designated, transferable by will or the laws of descent and distribution.

(d)        No Right to Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(e)        Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right to withhold or otherwise require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

(f)         Amendment, Termination and Duration of the Plan. The Administrator may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.

(g)        Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(h)        Termination of Employment. Unless otherwise provided by the Administrator in connection with specified terminations of employment, if a Participant’s employment terminates for any reason prior to the end of a Performance Period prior to the payment of any Award for any reason other than death or disability, no Award shall be payable to such Participant for that Performance Period. A Participant whose termination is due to his or her death or disability shall be entitled to receive a pro rated Award based on the number of days he or she was employed by the Company during the applicable Performance Period, such Award to be paid to such Participant (or such Participant’s beneficiary, in the case of such Participant’s death) at the same time such Award would have been paid if such Participant remained employed.

(i)         Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j)         Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(k)        Effective Date. The Plan shall take effect upon its adoption by the Board for the fiscal year performance period beginning January 1, 2008; provided, however, that prior to the payment of any amount pursuant to any Award, the Plan shall be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

(l)         Beneficiary. A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary pursuant to Section 7(b), the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

(m)       Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply. Notwithstanding anything to the contrary in the Plan, the provisions of the plan may at any time be bifurcated by the Administrator in any manner so that certain provisions of the Plan or any Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to Covered Employees whose compensation is subject to Section 162(m).

(n)        No Impairment of Rights. The adoption or administration of the Plan is not intended, nor will it be interpreted, as having the effect of modifying, altering, adding or impairing any right that a Participant may have under a separate agreement entered into between the Company or any of its subsidiaries and such Participant.

8.	EXECUTION.

To record the adoption of the Plan by the Board on March 28, 2008, effective on such date, the Company has caused its authorized officer to execute the Plan as evidence of its adoption.

True Religion Apparel, Inc.

By: /s/ Jeffrey Lubell